Exhibit 5.1

July 23, 2026

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

Re:	Registration Statement/Form S-8
Intellinetics, Inc. 2024 Equity Incentive Plan, as amended
Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan, as amended
826,898 shares of Common Stock

Ladies and Gentlemen:

We have acted as special Nevada counsel to Intellinetics, Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration statement relates to the registration of (i) 674,035 shares of common stock, par value $.001 per share, of the Company (the “2024 Reserved Shares”), that may be offered and sold under, and issuable pursuant to, the Intellinetics, Inc. 2024 Equity Incentive Plan, as amended (the “2024 Plan”) and (ii) 152,863 shares of common stock, par value $.001 per share, of the Company (the “2023 Reserved Shares”), that may be offered and sold under, and issuable pursuant to, the Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan (the “2023 Plan,” and collectively with the 2024 Plan, each a “Plan” and together, the “Plans”). The 2024 Reserved Shares and the 2023 Reserved Shares are collectively referred to herein as the “Shares.”

As special Nevada counsel to the Company in connection with the proposed potential issuance of the Shares, we have examined the actions taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the Shares, and such other documents as we have deemed necessary to render this opinion. In addition, we have examined an executed copy of that certain certificate of officer of the Company dated as of the date hereof, and the Company’s articles of incorporation and bylaws, as amended and effective as of the date hereof. We have also examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials or representatives of the Company, as applicable, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have relied upon the certificates of all public officials and Company officers with respect to the accuracy of all matters contained therein, without independent verification of the facts set forth therein.

In connection with our opinion, we have also assumed the genuineness of all signatures, the legal capacity of natural personas, the authenticity and completeness of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares (i) the certificates representing the Shares will conform to the specimen thereof examined by us and will be properly executed and delivered, (ii) upon issuance of the Shares pursuant to the applicable Plan, the Company will have a sufficient number of authorized but unissued shares of common stock not restricted for other purposes to permit the issuance of the Shares, (iii) no changes occur in the applicable law or pertinent facts, and (iv) the Shares will be issued for consideration in an amount not less than the aggregate par value of such Shares. We have further assumed that the Registration Statement has been declared effective pursuant to the Securities Act, and that the Plans complied, and will comply, as applicable, with all applicable laws at the time the Shares were issued, or are issued, as applicable, pursuant to the Plans.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company against receipt of payment in full therefor and otherwise in accordance with the terms and conditions of the applicable Plan, will be validly issued, fully paid and nonassessable.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

This opinion is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is furnished to you in connection with the above-described Form S-8 and the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Sincerely,

/s/ McDonald Carano LLP

McDONALD CARANO LLP